SECURITIES & EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2

Corvel Corporation
(Name of Issuer)

Common Stock, $.0001 Par Value Per Share
(Title of Class of Securities)

221006109
(CUSIP Number)

September 23, 2011
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

(Page 1 of 18 Pages)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 221006109	13G	Page 2 of 18 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Management, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
		(a)	☒
		(b)	☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(5)	SOLE VOTING POWER
		0

SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		633,122
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		633,122

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
633,122

(10)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (9)
5.54%

(12)	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 221006109	13G	Page 3 of 18 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Associates, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
		(a)	☒
		(b)	☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(5)	SOLE VOTING POWER
		0

SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		633,122
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		633,122

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
633,122

(10)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (9)
5.54%

(12)	TYPE OF REPORTING PERSON (see instructions)
OO - limited liability company

CUSIP No. 221006109	13G	Page 4 of 18 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Offshore Master Fund, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
		(a)	☒
		(b)	☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF	(5)	SOLE VOTING POWER
		0

SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		410,521
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		410,521

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
410,521

(10)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (9)
3.59%

(12)	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 221006109	13G	Page 5 of 18 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Offshore GP, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
		(a)	☒
		(b)	☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(5)	SOLE VOTING POWER
		0

SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		410,521
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		410,521

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
410,521

(10)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (9)
3.59%

(12)	TYPE OF REPORTING PERSON (see instructions)
OO – limited liability company

CUSIP No. 221006109	13G	Page 6 of 18 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Hybrid Offshore Master Fund, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
		(a)	☒
		(b)	☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF	(5)	SOLE VOTING POWER
		0

SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		60,067
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		60,067

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
60,067

(10)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (9)
0.53%

(12)	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 221006109	13G	Page 7 of 18 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Hybrid Offshore GP, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
		(a)	☒
		(b)	☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(5)	SOLE VOTING POWER
		0

SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		60,067
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		60,067

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
60,067

(10)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (9)
0.53%

(12)	TYPE OF REPORTING PERSON (see instructions)
OO - limited liability company

CUSIP No. 221006109	13G	Page 8 of 18 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Group, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
		(a)	☒
		(b)	☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(5)	SOLE VOTING POWER
		0

SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		633,122
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		633,122

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
633,122

(10)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (9)
5.54%

(12)	TYPE OF REPORTING PERSON (see instructions)
OO - limited liability company

CUSIP No. 221006109	13G	Page 9 of 18 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Capital, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
		(a)	☒
		(b)	☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(5)	SOLE VOTING POWER
		0

SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		162,534
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		162,534

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
162,534

(10)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (9)
1.42%

(12)	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 221006109	13G	Page 10 of 18 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
		(a)	☒
		(b)	☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(5)	SOLE VOTING POWER
		0

SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		162,534
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		162,534

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
162,534

(10)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (9)
1.42%

(12)	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 221006109	13G	Page 11 of 18 Pages

(1)	NAMES OF REPORTING PERSONS
Arthur Cohen

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
		(a)	☒
		(b)	☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF	(5)	SOLE VOTING POWER
		0

SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		633,122
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		633,122

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
633,122

(10)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (9)
5.54%

(12)	TYPE OF REPORTING PERSON (see instructions)
IN

CUSIP No. 221006109	13G	Page 12 of 18 Pages

(1)	NAMES OF REPORTING PERSONS
Joseph Healey

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
		(a)	☒
		(b)	☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF	(5)	SOLE VOTING POWER
		0

SHARES

BENEFICIALLY	(6)	SHARED VOTING POWER
		633,122
OWNED BY

EACH	(7)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(8)	SHARED DISPOSITIVE POWER
		633,122

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
633,122

(10)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐

(11)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (9)
5.54%

(12)	TYPE OF REPORTING PERSON (see instructions)
IN

CUSIP No. 221006109	13G	Page 13 of 18 Pages

Item 1(a).	Name of Issuer:
Corvel Corporation

Item 1(b).	Address of Issuer's Principal Executive Offices:
2010 Main Street, Suite 600, Irvine, CA 92614

Item 2(a, b, c).	Name of Person Filing:

(i) HealthCor Management, L.P., a Delaware limited partnership; Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(ii) HealthCor Associates, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(iii) HealthCor Offshore Master Fund, L.P., a Cayman Islands limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(iv) HealthCor Offshore GP, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(v) HealthCor Hybrid Offshore Master Fund, L.P., a Cayman Islands limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(vi) HealthCor Hybrid Offshore GP, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(vii) HealthCor Group, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(viii) HealthCor Capital, L.P., a Delaware limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(ix) HealthCor, L.P., a Delaware limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

CUSIP No. 221006109	13G	Page 14 of 18 Pages

(x)  Joseph Healey; Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019; and

(xi) Arthur Cohen, 12 South Main Street, #203 Norwalk, Ct 06854.

Both Mr. Healey and Mr. Cohen are United States citizens.

The persons at (i) through (xi) above are collectively referred to herein as the "Reporting Persons".

Item 2(d).	Title of Class of Securities: Common Stock, $.0001 Par Value Per Share(the "Common Stock")

Item 2(e).	CUSIP Number: 221006109

Item 3.	Not applicable.

Item 4	Ownership.

The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

Collectively, HealthCor, L.P., HealthCor Offshore Master Fund, L.P. and HealthCor Hybrid Offshore Master Fund, L.P. (each a "Fund" and together, the "Funds") are the beneficial owners of a total of 633,122 shares of the Common Stock of the Issuer.

HealthCor Offshore GP, LLC is the general partner of HealthCor Offshore Master Fund, L.P.  Accordingly, HealthCor Offshore GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Offshore Master Fund, L.P.  HealthCor Group, LLC is the general partner of HealthCor Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Offshore Master Fund, L.P.

HealthCor Hybrid Offshore GP, LLC is the general partner of HealthCor Hybrid Offshore Master Fund, L.P.  Accordingly, HealthCor Hybrid Offshore GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P.  HealthCor Group, LLC is the general partner of HealthCor Hybrid Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P.

CUSIP No. 221006109	13G	Page 15 of 18 Pages

By virtue of its position as the investment manager of the Funds, HealthCor Management, L.P. may be deemed a beneficial owner of all the shares of Common Stock owned by the Funds.  HealthCor Associates, LLC is the general partner of HealthCor Management, L.P. and thus may also be deemed to beneficially own the shares of Common Stock that are beneficially owned by the Funds.

HealthCor Group LLC is the general partner of HealthCor Capital, L.P., which is in turn the general partner of HealthCor, L.P.  Accordingly, each of HealthCor Capital L.P. and HealthCor Group, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor, L.P.

As the Managers of HealthCor Associates, LLC, Arthur Cohen and Joseph Healey exercise both voting and investment power with respect to the shares of Common Stock reported herein, and therefore each may be deemed a beneficial owner of such Common Stock.

Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares in excess of their actual pecuniary interest therein.

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not Applicable

Item 8.	Identification and Classification of Members of the Group.
See Exhibit 1

Item 9.	Notice of Dissolution of Group.
Not Applicable

CUSIP No. 221006109	13G	Page 16 of 18 Pages

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Acquisition Statement, dated as of December 7, 2011.

CUSIP No. 221006109	13G	Page 17 of 18 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  December 7, 2011

HEALTHCOR MANAGEMENT, L.P.

By: HealthCor Associates, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR CAPITAL, L.P., for itself and as general partner on behalf of HEALTHCOR L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR HYBRID OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR HYBRID OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR ASSOCIATES, LLC

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

CUSIP No. 221006109	13G	Page 18 of 18 Pages

HEALTHCOR GROUP, LLC

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

JOSEPH HEALEY, Individually

/s/ Joseph Healey

ARTHUR COHEN, Individually

/s/ Arthur Cohen

EXHIBIT 1

JOINT ACQUISITION STATEMENT PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated:	December 7, 2011

HEALTHCOR MANAGEMENT, L.P.

By: HealthCor Associates, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR CAPITAL, L.P., for itself and as general partner on behalf of HEALTHCOR L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR HYBRID OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR HYBRID OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR ASSOCIATES, LLC

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR GROUP, LLC

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

JOSEPH HEALEY, Individually

/s/ Joseph Healey

ARTHUR COHEN, Individually

/s/ Arthur Cohen